MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
12/31/2016

EXHIBIT 21
Motorola Solutions Australia Pte. Ltd.	Australia
Motorola Solutions Canada Inc.	Canada
Motorola Solutions (China) Co. Ltd.	China
Motorola Solutions (China) Investment Co. Ltd.	China
Motorola Solutions International Holding Limited	England
Motorola Solutions UK Limited	England
Motorola Solutions Finance EMEA LImited	England
Motorola Solutions France SAS	France
Motorola Solutions Germany GmbH	Germany
Motorola Solutions India Pvt. Ltd.	India
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn Bhd	Malaysia
MeshNetworks, Inc.	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Motorola Solutions Funding Corporation	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Motorla Solutions LTDA	Brazil
Spillman Technologies Inc.	Utah, U.S.
Guardian Digital Communications Limited	England
Motorola Solution UK One LP	England
Motorola Solution UK Two LP	England
Airwave Solutions Limited	England
Motorola Solutions UK Acquisition Company Limited	England